UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                     FORM 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
               OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.



                                              Commission File Number:    0-18491
                                                                       ---------



                           CAPITAL MORTGAGE PLUS L.P.

             (Exact name of registrant as specified in its charter)



          625 Madison Avenue, New York, New York 10022, (212) 317-5700
          ------------------------------------------------------------

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                              Limited Partner Units
                              ---------------------

            (Title of each class of securities covered by this Form)



         Please place an X in the box(es) to designate appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)      |X|           Rule 12h-3(b)(1)(i)       [ ]
            Rule 12g-4(a)(1)(ii)     [ ]           Rule 12h-3(b)(1)(ii)      [ ]
            Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(i)       [ ]
            Rule 12g-4(a)(2)(ii)     [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                                   Rule 15d-6                [ ]


         Approximate number of holders of record as of the certification or notice date: 0
            ---

         Pursuant to the requirements of the Securities and Exchange Act of 1934, Capital Mortgage Plus L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    December 12, 2006                By:   CIP Associates, Inc.
        -------------------                     General Partner



                                                By:     /s/ Alan P. Hirmes
                                                     ---------------------------

                                                     Alan P. Hirmes
                                                     President